As filed with the Securities and Exchange Commission on November 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEKTAR THERAPEUTICS

(Exact name of registrant as specified in its charter)

Delaware	94-3134940
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Nektar Therapeutics 2025 Inducement Plan

(Full Title of the Plan)

Mark A. Wilson

Chief Legal Officer

Nektar Therapeutics

455 Mission Bay Boulevard South

San Francisco, California 94158

415-482-5300

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Nektar Therapeutics (the “Registrant”) for the purpose of registering 250,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), reserved and available for issuance under the Registrant’s 2025 Inducement Plan (the “Plan”).

On November 6, 2025, the Board of Directors of the Company (the “Board”) adopted the Plan. The Plan was adopted without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4) and will be administered by the Organization and Compensation Committee of the Board.

The only persons eligible to receive grants of Awards (as defined below) under the Plan are individuals who satisfy the standards for inducement grants under Nasdaq Listing Rule 5635(c)(4).  An “Award” means any right to receive the Company’s common stock, cash or other property granted under the Inducement Plan (including nonqualified stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, stock bonuses or other stock-based awards).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 14, 2025;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the Commission on May 9, 2025, August 8, 2025 and November 7, 2025, respectively;

(c)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 4, 2025, February 24, 2025, March 28, 2025, April 4, 2025, May 28, 2025, June 4, 2025, June 6, 2025, June 24, 2025, June 27, 2025, July 1, 2025, September 18, 2025 and November 10, 2025 (in each case, except for information contained therein which is furnished rather than filed); and

(d)	the description of the Registrant’s Common Stock, which is registered under Section 12 of the Exchange Act, contained in Exhibit 4.4 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended) (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registration is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached such director’s duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit or eliminate the personal liability of its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated bylaws provide that:

●	the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

●	the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. These agreements provide that the Registrant will indemnify each of its directors, certain of its executive officers and, at times, their affiliates, to the fullest extent permitted by the DGCL. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and executive officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of its rights. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Additionally, certain of its directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in its indemnification agreements that its obligations to those directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1*	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
4.2*	Certificate of Amendment of the Amended Certificate of Incorporation of Inhale Therapeutic Systems, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
4.3*	Certificate of Ownership and Merger of Nektar Therapeutics (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on January 23, 2003).
4.4*	Certificate of Ownership and Merger of Nektar Therapeutics AL, Corporation with and into Nektar Therapeutics (incorporated by reference to Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009).
4.5*	Certificate of Amendment to the Amended Certificate of Incorporation of Nektar Therapeutics (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 6, 2025).
4.6*	Certificate of Amendment to the Amended Certificate of Incorporation of Nektar Therapeutics (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on June 6, 2025.)
4.7*	Amended and Restated Bylaws of Nektar Therapeutics (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on December 16, 2022).
4.8**	Nektar Therapeutics 2025 Inducement Plan and forms of Stock Option Agreement and Restricted Stock Unit Agreement.
5.1**	Opinion of Goodwin Procter LLP with respect to the validity of the securities.
23.1**	Consent of Independent Registered Public Accounting Firm.
23.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (set forth on the signature page of this Registration Statement).
107 **	Filing Fee Table

*	Previously filed with the Commission and incorporated herein by reference.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 12, 2025.

NEKTAR THERAPEUTICS

By:	/s/ Howard W. Robin
Howard W. Robin
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Howard W. Robin and Mark A. Wilson, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard W. Robin	Chief Executive Officer, President, and Director	November 12, 2025
Howard W. Robin	(Principal Executive Officer)

/s/ Sandra Gardiner	Chief Financial Officer	November 12, 2025
Sandra Gardiner	(Principal Financial Officer and Accounting Officer)

/s/ Robert B. Chess	Director, Chairman of the Board of Directors	November 12, 2025
Robert B. Chess

/s/ Diana M. Brainard	Director	November 12, 2025
Diana M. Brainard

/s/ Jeffrey R. Ajer	Director	November 12, 2025
Jeffrey R. Ajer

/s/ R. Scott Greer	Director	November 12, 2025
R. Scott Greer

/s/ Roy A. Whitfield	Director	November 12, 2025
Roy A. Whitfield

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